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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2003

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	333-86234	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Item 2. Acquisition or Disposition of Assets

        Purchase of the Park West Distribution Facilities.    On December 15, 2003, Dividend Capital Trust Inc. (the "Company") purchased three distribution facilities located in Hebron, Kentucky, a submarket of Cincinnati (together "Park West"). Park West was completed in 2001 and 2003 and contains approximately 470,957 rentable square feet. The purchase price for Park West was approximately $24.3 million and the total cost of Park West, including closing costs and other expenses (including an acquisition fee of approximately $727,500 payable to the Company's related advisor, Dividend Capital Advisors LLC (the "Advisor") was approximately $25.2 million.

        Purchase of the Pinnacle Distribution Facilities.    On December 15, 2003, the Company purchased two distribution facilities located in Dallas, Texas (together "Pinnacle"). Pinnacle was completed in January 2001 and contains approximately 730,000 rentable square feet. The purchase price for Pinnacle was $28.3 million and the total cost of Pinnacle, including closing costs and other expenses (including an acquisition fee of approximately $849,000 payable to the Advisor) was approximately $29.2 million.

        Purchase of the DFW Distribution Facility.    On December 15, 2003, the Company purchased a distribution facility located in Dallas, Texas ("DFW"). DFW was completed in August 1999 and contains approximately 253,000 rentable square feet. The purchase price for DFW was $11.0 million and the total cost of DFW, including closing costs and other expenses (including an acquisition fee of approximately $330,000 payable to the Advisor) was approximately $11.4 million.

        Purchase of the Plainfield I Distribution Facility.    On December 22, 2003, the Company purchased a distribution facility located in Plainfield, Indiana, a submarket of Indianapolis ("Plainfield I"). Plainfield I was completed in 2000 and contains approximately 442,129 rentable square feet. The purchase price for Plainfield I was $14.5 million and the total cost of Plainfield I, including closing costs and other expenses (including an acquisition fee of approximately $435,600 payable to the Advisor) was approximately $15.1 million.

        Park West, Pinnacle and DFW were purchased from Industrial Development International, Inc. ("IDI"), Pinnacle Industrial Center Limited Partnership and DFW Trade Center III Limited Partnership, respectively, all of which are affiliated with IDI and none of which are affiliated with the Company. The purchase price of each acquisition was determined through negotiations between the seller and the Advisor and then subsequently approved by the Company's board of directors. These properties were paid for through the proceeds from the Company's public offering under a registration statement filed on April 15, 2002, as amended, and with $40.5 million of fixed-rate, non-recourse financing from New York Life Insurance Company. The loan will bear interest at a rate of 5.0% per annum over a term of seven years, two months (86 months) and the fixed monthly payments are based upon a thirty year amortization with a balloon payment due at maturity. The mortgage, which contains substitution and partial release rights, has a three year prepayment lockout with prepayment thereafter subject to yield maintenance provisions. The mortgage is collateralized by the six properties acquired from IDI and related entities as further described above.

        Plainfield I was purchased from Plainfield I Industrial Center, LLC, which is affiliated with Pizzuti Development Company, a national developer unaffiliated with the Company. The purchase price was determined through negotiations between the seller and the Advisor. Plainfield I was acquired with proceeds from the Company's public offering and through proceeds from the Company's senior, secured revolving credit facility.

Item 7. Financial Statements and Exhibits.

        To be filed by amendment. Pursuant to Item 7(b)(2) of Form 8-K, the registrant hereby undertakes to file financials statements in response to this item on an amendment to the Current Report on Form 8-K no later than 60 days after December 30, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
December 30, 2003	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits.
SIGNATURES